EXHIBIT 5.(i)(1)




                                                                January 4, 2002

The Board of Directors
American Family Cookies, Inc.
112 Wheeler Street
LaVergne, TN 37086

           Re: AMERICAN FAMILY COOKIES, INC. REGISTRATION STATEMENT ON FORM SB-2



Gentlemen:

     You have requested our opinion with respect to the public offering of American Family Cookies, Inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form SB-2, under the Securities Act of 1933, as amended (the "Act"), of up to 750,000 shares of common stock (the "Shares"), $.001 par value per share.

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of the Company.

     Based upon the foregoing, it is our opinion that the Shares being offered in the above-captioned offering, when sold and issued in accordance with the terms of such offering, will be validly issued, fully paid and non-assessable.

     We consent to the inclusion of this opinion as an exhibit to such Registration Statement, and to the reference to us in such Registration Statement.




                                        Very truly yours,




                                        /s/ Bondy & Schloss LLP
                                        Bondy & Schloss LLP